Exhibit 10.4

Lender’s Loan Number: 534405096

Property Name: Watercrest at Mansfield

AMENDMENT TO

MULTIFAMILY LOAN AND SECURITY AGREEMENT

ASSUMPTION

(CME)

(Revised 5-25-2012)

THIS AMENDMENT TO MULTIFAMILY LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of the 30th day of June, 2014 and is made by and between CHP WATERCREST AT MANSFIELD TX OWNER, LLC, a Delaware limited liability company (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., MULTIFAMILY MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-K36 (together with its successors and assigns, “Lender”).

RECITALS

A.	WATERVIEW AT MANSFIELD INVESTORS, L.P., a Texas limited partnership (“Original Borrower”) obtained a loan in the original principal amount of $27,700,000.00 (“Loan”) from KEYCORP REAL ESTATE CAPITAL MARKETS, INC., an Ohio corporation (“Original Lender”), which Loan is evidenced by a Multifamily Note (“Note”) and secured by a Multifamily Mortgage, Deed of Trust, or Deed to Secure Debt dated the same date as the Note (“Security Instrument”), encumbering the Mortgaged Property.

B.	Original Borrower executed the Note, a Multifamily Loan and Security Agreement dated as of May 28, 2013 (“Loan Agreement”) and the Security Instrument setting forth the terms of the Loan.

C.	Original Lender endorsed the Note to the order of the Federal Home Loan Mortgage Corporation (“Freddie Mac”), assigned the Security Instrument to Freddie Mac, and sold, assigned, and transferred the Loan Agreement and other Loan Documents to Freddie Mac. Freddie Mac endorsed the Note to the order of the Lender, and Freddie Mac sold, assigned, and transferred all right, title, and interest of Freddie Mac in and to the Security Instrument and the other Loan Documents to Lender. Lender is now the owner and holder of the Note and owner of the Loan.

D.	Original Borrower has transferred or has agreed to transfer all of its right, title, and interest in and to the Mortgaged Property to Borrower (“Acquisition”).

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E.	Pursuant to the Assumption Agreement dated as of June 30, 2014 (“Assumption Agreement”) and this Amendment, Borrower has agreed to ratify and assume all of Original Borrower’s rights, obligations, and liabilities created or arising under the Loan Documents, as those rights, obligations and liabilities may have been modified in writing by this Amendment or otherwise (“Assumption”) .

F.	Subject to the full satisfaction of all conditions set forth in Lender’s approval of the Assumption, Lender has agreed to consent to the Acquisition and the Assumption.

G.	In consideration of Lender’s consent to the Acquisition and the Assumption, Borrower and Lender have agreed to make certain amendments to the Loan Agreement.

H.	All capitalized terms not defined in this Amendment will have the meanings given to them in the Loan Agreement.

NOW, THEREFORE, in consideration of these promises, the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Assumption. Borrower unconditionally assumes and agrees to be bound by all terms, provisions, and covenants of the Note, Loan Agreement and the Security Instrument as if Borrower had been the original maker of the Note, and the original borrower under the Loan Agreement and Security Instrument.

2.	Article V (Representations and Warranties) of the Loan Agreement is amended in its entirety to read as follows:

ARTICLE V            REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows as of the Closing Date:

5.01	Review of Documents. Borrower has reviewed (a) the Note, (b) the Security Instrument, (c) the Commitment Letter, and (d) all other Loan Documents.

5.02	Condition of Mortgaged Property. Except as Borrower may have disclosed to Lender in writing in connection with the issuance of the Commitment Letter, to the best of Borrower’s knowledge following due inquiry and investigation, the Mortgaged Property has not been damaged by fire, water, wind or other cause of loss, or any previous damage to the Mortgaged Property has been fully restored.

5.03	No Condemnation. To the best of Borrower’s knowledge after due inquiry and investigation: (i) no part of the Mortgaged Property has been taken in Condemnation or other like proceeding; and (ii) no such proceeding is pending or threatened for the partial or total Condemnation or other taking of the Mortgaged Property.

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5.04	Actions; Suits; Proceedings. There are no judicial, administrative, mediation or arbitration actions, suits or proceedings pending or, to the best of Borrower’s knowledge, threatened in writing against or affecting Borrower (and, if Borrower is a limited partnership, any of its general partners or if Borrower is a limited liability company, any member of Borrower). To the best of Borrower’s knowledge following due inquiry and investigation, there are no judicial, administrative, mediation or arbitration actions, suits or proceedings pending or threatened against or affecting the Mortgaged Property which, if adversely determined, would have a Material Adverse Effect.

5.05	Environmental. Except as previously disclosed by Borrower to Lender in writing (which written disclosure may be in certain environmental assessments and other written reports accepted by Lender in connection with the Assumption and dated prior to the Closing Date), each of the following is true:

(a)	To the best of Borrower’s knowledge following due inquiry and investigation, Original Borrower has not at any time engaged in, caused or permitted any Prohibited Activities or Conditions on the Mortgaged Property.

(b)	To the best of Borrower’s knowledge after due inquiry and investigation, no Prohibited Activities or Conditions exist or have existed on the Mortgaged Property.

(c)	The Mortgaged Property does not now contain any underground storage tanks, and, to the best of Borrower’s knowledge after due inquiry and investigation, the Mortgaged Property has not contained any underground storage tanks in the past. If there is an underground storage tank located on the Mortgaged Property that has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws.

(d)	To the best of Borrower’s knowledge after due inquiry and investigation, Original Borrower has complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials. Without limiting the generality of the foregoing, all Environmental Permits required for the operation of the Mortgaged Property in accordance with Hazardous Materials Laws now in effect have been obtained and all such Environmental Permits are in full force and effect.

(e)	To the best of Borrower’s knowledge after due inquiry and investigation, no event has occurred with respect to the Mortgaged Property that constitutes, or with the passage of time or the giving of notice, or both, would constitute noncompliance with the terms of any Environmental Permit.

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(f)	To the best of Borrower’s knowledge after due inquiry and investigation, there are no actions, suits, claims or proceedings pending or threatened in writing, that involve the Mortgaged Property and allege, arise out of, or relate to any Prohibited Activity or Condition.

(g)	To the best of Borrower’s knowledge after due inquiry and investigation, neither Original Borrower nor Borrower has received any actual or constructive notice of any written complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Mortgaged Property or any property that is adjacent to the Mortgaged Property.

5.06	Commencement of Work; No Labor or Materialmen’s Claims. Prior to the recordation of the Assumption Agreement, no work of any kind has been or will be commenced or performed upon the Mortgaged Property, and no materials or equipment have been or will be delivered to or upon the Mortgaged Property, for which the contractor, subcontractor or vendor continues to have any rights including the existence of or right to assert or file a mechanic’s or materialman’s Lien. If any such work of any kind has been commenced or performed upon the Mortgaged Property, or if any such materials or equipment have been ordered or delivered to or upon the Mortgaged Property, then Borrower has satisfied each of the following conditions:

(a)	Borrower has fully disclosed in writing to the title insurance company issuing or endorsing the mortgagee title insurance policy insuring the Lien of the Security Instrument that work has been commenced or performed on the Mortgaged Property, or materials or equipment have been ordered or delivered to or upon the Mortgaged Property.

(b)	Borrower has obtained and delivered to Lender and the title company issuing or endorsing the mortgagee title insurance policy insuring the Lien of the Security Instrument Lien waivers from all contractors, subcontractors, suppliers or any other applicable party, pertaining to all work commenced or performed on the Mortgaged Property, or materials or equipment ordered or delivered to or upon the Mortgaged Property.

Borrower represents and warrants that all parties furnishing labor and materials for which a Lien or claim of Lien may be filed against the Mortgaged Property have been paid in full and, except for such Liens or claims insured against by the policy of title insurance to be issued to or endorsed for the benefit of Lender in connection with the Assumption, there are no mechanics’, laborers’ or materialmen’s Liens or claims outstanding for work, labor or materials affecting the Mortgaged Property, whether prior to, equal with or subordinate to the Lien of the Security Instrument.

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5.07	Compliance with Applicable Laws and Regulations. To the best of Borrower’s knowledge after due inquiry and investigation, (a) all Improvements and the use of the Mortgaged Property comply with all applicable statutes, rules and regulations, including all applicable statutes, rules and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, environmental protection, zoning and land use (“legal, non-conforming” status with respect to uses or structures will be considered to comply with zoning and land use requirements for the purposes of this representation), (b) the Improvements comply with applicable health, fire, and building codes, and (c) there is no evidence of any illegal activities relating to controlled substances on the Mortgaged Property.

5.08	Access; Utilities; Tax Parcels. The Mortgaged Property (a) has ingress and egress via a publicly dedicated right of way or via an irrevocable easement permitting ingress and egress, (b) is served by public utilities and services generally available in the surrounding community or otherwise appropriate for the use in which the Mortgaged Property is currently being utilized, and (c) constitutes one or more separate tax parcels.

5.09	Licenses and Permits. Borrower, any commercial tenant of the Mortgaged Property and/or any operator of the Mortgaged Property is in possession of all material licenses, permits and authorizations required for use of the Mortgaged Property, which are valid and in full force and effect as of the Closing Date.

5.10	No Other Interests. To the best of Borrower’s knowledge after due inquiry and investigation, no Person has (a) any possessory interest in the Mortgaged Property or right to occupy the Mortgaged Property except under and pursuant to the provisions of existing Leases by and between tenants and Borrower (a form of residential lease having been previously provided to Lender together with the material terms of any and all Non-Residential Leases at the Mortgaged Property), or (b) an option to purchase the Mortgaged Property or an interest in the Mortgaged Property, except as has been disclosed to and approved in writing by Lender.

5.11	Term of Leases. All Leases for residential dwelling units with respect to the Mortgaged Property are on forms acceptable to Lender, are for initial terms of at least 6 months and not more than 2 years (unless otherwise approved in writing by Lender), and do not include options to purchase.

5.12

No Prior Assignment; Prepayment of Rents. Borrower has (a) not executed any prior assignment of Rents (other than an assignment of Rents securing any prior indebtedness that is being assigned to Lender, or paid off and discharged with the proceeds of the Loan evidenced by the Note or, if this Loan Agreement is entered into in connection with a Supplemental Loan, other than an assignment of Rents securing any Senior Indebtedness), and (b) not performed any acts and has not

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executed, and will not execute, any instrument which would prevent Lender from exercising its rights under any Loan Document. As of the Closing Date, unless otherwise approved by Lender in writing, there has been no prepayment of any Rents for more than 2 months prior to the due dates of such Rents.

5.13	Illegal Activity. No portion of the Mortgaged Property has been or will be purchased with the proceeds of any illegal activity.

5.14	Taxes Paid. Borrower has filed all federal, state, county and municipal tax returns required to have been filed by Borrower, and has paid all Taxes which have become due pursuant to such returns or to any notice of assessment received by Borrower, and Borrower has no knowledge of any basis for additional assessment with respect to such Taxes. To the best of Borrower’s knowledge after due inquiry and investigation, there are not presently pending any special assessments against the Mortgaged Property or any part of the Mortgaged Property.

5.15	Title Exceptions. To the best of Borrower’s knowledge after due inquiry and investigation, none of the items shown in the schedule of exceptions to coverage in the title policy issued to and accepted by or endorsed for the benefit of Lender in connection with the Assumption and insuring Lender’s interest in the Mortgaged Property will have a Material Adverse Effect on the (a) ability of Borrower to pay the Loan in full, (b) ability of Borrower to use all or any part of the Mortgaged Property in the manner in which the Mortgaged Property is being used on the Closing Date, except as set forth in Section 6.03, (c) operation of the Mortgaged Property, or (d) value of the Mortgaged Property.

5.16	No Change in Facts or Circumstances.

(a)	All information in the application for the Assumption submitted to Lender, including all financial statements for the Mortgaged Property, Borrower, and any Borrower Principal, and all Rent Schedules, reports, certificates, and any other documents submitted in connection with the application for Lender’s approval of the Assumption (collectively, “Loan Application”) is complete and accurate in all material respects as of the date such information was submitted to Lender.

(b)	There has been no Material Adverse Change since the Loan Application was submitted to Lender in any fact or circumstance that would make any information submitted as part of the Loan Application incomplete or inaccurate.

(c)	The organizational structure of Borrower is as set forth in Exhibit H.

5.17	Financial Statements. The financial statements of Borrower and each Borrower Principal furnished to Lender as part of the Loan Application reflect in each case a positive net worth as of the date of the applicable financial statement.

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5.18	ERISA – Borrower Status. Borrower is not one of the following:

(a)	An “investment company,” or a company under the Control of an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(b)	An “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA and the assets of Borrower do not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

5.19	No Fraudulent Transfer or Preference. No Borrower or Borrower Principal (a) has made, or is making in connection with and as security for the Loan, a transfer of an interest in property of the Borrower or Borrower Principal to or for the benefit of Lender or otherwise as security for any of the obligations under the Loan Documents which is or could constitute a voidable preference under federal bankruptcy, state insolvency or similar applicable creditors’ rights laws or (b) has made, or is making in connection with the Loan, a transfer (including any transfer to or for the benefit of an insider under an employment contract) of an interest of Borrower or any Borrower Principal in property, or (c) has incurred, or is incurring in connection with the Loan, any obligation (including any obligation to or for the benefit of an insider under an employment contract) within 2 years of the Closing Date which is or could constitute a fraudulent transfer under federal bankruptcy, state insolvency, or similar applicable creditors’ rights laws.

5.20	No Insolvency or Judgment.

(a)	No Pending Proceedings or Judgments. No Borrower or Borrower Principal is (i) the subject of or a party to (other than as a creditor) any completed or pending bankruptcy, reorganization or insolvency proceeding, or (ii) the subject of any judgment unsatisfied of record or docketed in any court located in the United States.

(b)	Insolvency. Borrower is not presently insolvent, and the Assumption will not render Borrower insolvent. As used in this Section, the term “insolvent” means that the total of all of a Person’s liabilities (whether secured or unsecured, contingent or fixed, or liquidated or unliquidated) is in excess of the value of all of the assets of the Person that are available to satisfy claims of creditors.

5.21

Working Capital. After the Closing Date, Borrower intends to have sufficient working capital, including cash flow from the Mortgaged Property or other sources, not only to adequately maintain the Mortgaged Property, but also to pay all of Borrower’s outstanding debts as they come due (other than any balloon payment due upon the maturity of the Loan). Lender acknowledges that no

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members or partners of Borrower or any Borrower Principal will be obligated to contribute equity to Borrower for purposes of providing working capital to maintain the Mortgaged Property or to pay Borrower’s outstanding debts except as may otherwise be required under their organizational documents.

5.22	Cap Collateral. Reserved.

5.23	Ground Lease. Reserved.

5.24	Consideration for Acquisition; Cross-Collateralization.

(a)	Consideration for Acquisition. All of the consideration given or received or to be given or received in connection with the Acquisition has been fully disclosed to Lender. No Borrower or Borrower Principal has or had, directly or indirectly (through a family member or otherwise), any interest in the Original Borrower and the acquisition of the Mortgaged Property is an arm’s-length transaction. To the best of Borrower’s knowledge after due inquiry and investigation, the purchase price of the Mortgaged Property represents the fair market value of the Mortgaged Property and Original Borrower is not or will not be insolvent subsequent to the sale of the Mortgaged Property.

(b)	Cross-Collateralized/Cross-Defaulted Loan Pool: Not Applicable

5.25	Survival. The representations and warranties set forth in this Loan Agreement will survive until the Indebtedness is paid in full; however, the representations and warranties set forth in Section 5.05 will survive beyond repayment of the entire Indebtedness, to the extent provided in Section 10.02(b).

3.	Not Applicable.

4.	Notice. Section 11.03(a) of the Loan Agreement is amended to read as follows:

11.03	Notice.

(a)	All Notices under or concerning this Loan Agreement will be in writing. Each Notice will be deemed given on the earliest to occur of (i) the date when the Notice is received by the addressee, (ii) the first Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next Business Day delivery, or (iii) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. Addresses for Notice are as follows:

If to Lender:	U.S. Bank National Association, as Trustee c/o KeyBank Real Estate Capital
11501 Outlook, Suite 300 Overland Park, KS 66211

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If to Borrower:	CHP Watercrest at Mansfield TX Owner, LLC c/o CNL Healthcare Properties, Inc. 450 South Orange Avenue, Suite 1200 Orlando, Florida 32801-3336 Attention:

5.	Definitions. Article XII of the Loan Agreement is amended as follows:

(a)	The following definitions are added:

“Acquisition” is defined in Recital D of this Amendment.

“Assumption” is defined in Recital E of this Amendment.

“Assumption Agreement” is defined in Recital E of this Amendment.

“Original Borrower” is defined in Recital A of this Amendment.

“Original Lender” is defined in Recital A of this Amendment.

(b)	The following definitions are modified to read as follows:

“Closing Date” means the date on which Borrower acquires the Mortgaged Property from Original Borrower and enters into the Assumption Agreement and this Amendment.

“Commitment Letter” means the assumption approval letter issued to Borrower by or on behalf of Lender, as such document may have been modified, amended or extended.

“Property Manager” means RES ICD Management, LP, a Texas limited partnership.

“Security Instrument” means the mortgage, deed of trust, deed to secure debt or other similar security instrument executed by Original Borrower, assumed by Borrower and encumbering the Mortgaged Property and securing Borrower’s performance of its Loan obligations, including Borrower’s obligations under (i) the Note, (ii) this Loan Agreement, (iii) any Security Instrument, (iv) any Consolidation, Modification and Extension Agreement, (v) any Extension and Modification Agreement, and (vi) any similar agreement or instrument amending and restating existing security instruments.

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“SPE Equity Owner” is not applicable. Borrower will not be required to maintain an SPE Equity Owner in its organizational structure during the term of the Loan and all references to SPE Equity Owner in this Loan Agreement and in the Note will be of no force or effect.

(c)	The following definition(s) is/are deleted:

“Property Seller”

6.	Riders.

(a)	Article XIV (Incorporation of Attached Riders) of the Loan Agreement is amended and restated in its entirety to read as follows:

ARTICLE XIV            INCORPORATION OF ATTACHED RIDERS.

The following Riders are attached to this Loan Agreement.

Name of Rider	Date Revised
Additional Provisions for Loans Equal to or Greater than $25,000,000.00	1-15-2013
Recycled Borrower	4-25-2013
Trade Names	1-11-2012
Replacement Reserve Fund – Immediate Deposits	1-11-2012
Replacement Reserve Fund – Additional Deposit	9-1-2011
Collateral Assignment of Licenses, Certificates and Permits	9-1-2011
Month to Month Leases	1-11-2012

(b)	The Loan Agreement is amended to delete all Riders that are not listed in Article XIV of the Loan Agreement, as amended and restated pursuant to Section 6(a) of this Amendment.

7.	Exhibits. Article XV (Exhibits) of the Loan Agreement is amended to read as follows:

ARTICLE XV            INCORPORATION OF ATTACHED EXHIBITS.

Each of the following Exhibits, if marked with an “X” in the space provided, is deleted in its entirety and replaced with the corresponding Exhibit attached to this Amendment.

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|X|	Exhibit B	Modifications to Multifamily Loan and Security Agreement

| |	Exhibit C	Repair Schedule of Work

| |	Exhibit F	Capital Replacements

| X |	Exhibit H	Organizational Chart of Borrower as of the Closing Date (required)

| X |	Exhibit I	Designated Entities for Transfers and Guarantor(s) (required)

(Remainder of page intentionally left blank; signature pages follow.)

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BORROWER: CHP WATERCREST AT MANSFIELD TX OWNER, LLC, a Delaware limited liability company

By: /s/ Joshua J. Taube
Name: Joshua J. Taube
Title: Senior Vice President

SIGNATURES CONTINUE ON FOLLOWING PAGE

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LENDER:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., MULTIFAMILY MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2014-K36

By	KEYBANK NATIONAL ASSOCIATION, as Sub-Servicer and Attorney in Fact for WELLS FARGO BANK, NATIONAL ASSOCIATION, Master Servicer

By: /s/ Kurt Tuthill
Name: Kurt Tuthill
Title: Vice President

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RIDER TO MULTIFAMILY LOAN AND SECURITY AGREEMENT

(CME)

RECYCLED BORROWER

(Revised 4-25-2013)

The following changes are made to the Loan Agreement which precedes this Rider:

A.	The following is added as a new Section to Article V:

5.40	Recycled Borrower.

(a)	Underwriting Representations. Borrower hereby represents that as of the date of this Agreement, each of the following is true:

(i)	Borrower is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.

(ii)	Borrower is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full, and there are no liens of any nature against Borrower except for tax liens not yet due.

(iii)	Borrower is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Loan Agreement, has received all permits necessary for it to operate.

(iv)	Borrower is not involved in any dispute with any taxing authority.

(v)	Borrower has paid all taxes which it owes.

(vi)	Borrower has never owned any real property other than the Mortgaged Property and personal property necessary or incidental to its ownership or operation of the Mortgaged Property and has never engaged in any business other than the ownership and operation of the Mortgaged Property.

(vii)	Borrower has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition.

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(viii)	Borrower has obtained a current Phase I environmental Site Assessment for the Mortgaged Property and that Site Assessment has not identified any recognized environmental conditions that require further investigation or remediation.

(ix)	Borrower has no material contingent or actual obligations not related to the Mortgaged Property.

(x)	Each amendment and restatement of Borrower’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

(b)	Separateness Representations. Borrower hereby represents that from the date of its formation, each of the following is true:

(i)	Borrower has not entered into any contract or agreement with any Related Party Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party.

(ii)	Borrower has paid all of its debts and liabilities from its assets.

(iii)	Borrower has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence.

(iv)	Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation will be made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets will also be listed on Borrower’s own separate balance sheet.

(v)	Borrower has not had its assets listed as assets on the financial statement of any other Person.

(vi)	Borrower has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person.

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(vii)	Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party Affiliate);

(viii)	Borrower has corrected any known misunderstanding regarding its status as a separate entity.

(ix)	Borrower has conducted all of its business and held all of its assets in its own name.

(x)	Borrower has not identified itself or any of its affiliates as a division or part of the other.

(xi)	Borrower has maintained and utilized separate stationery, invoices and checks bearing its own name.

(xii)	Borrower has not commingled its assets with those of any other Person and has held all of its assets in its own name.

(xiii)	Borrower has not guaranteed or become obligated for the debts of any other Person.

(xiv)	Borrower has not held itself out as being responsible for the debts or obligations of any other Person.

(xv)	Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party Affiliate.

(xvi)	Borrower has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan.

(xvii)	Borrower has maintained adequate capital in light of its contemplated business operations.

(xviii)	Borrower has maintained a sufficient number of employees (if any) in light of its contemplated business operations and has paid the salaries of its own employees, if any, from its own funds.

(xix)	Borrower has not owned any subsidiary or any equity interest in any other entity.

(xx)	Borrower has not incurred any indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents.

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(xxi)	Borrower has not had any of its obligations guaranteed by an Affiliate or other Related Party Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents.

(xxii)	Other than pursuant to the Lease Agreement, dated as of June __, 2014, between Borrower, as landlord, and Operating Tenant, none of the tenants holding leasehold interests with respect to the Mortgaged Property are an Affiliate of Borrower or other Related Party Affiliate.

B.	The following definition is added to Article XII:

“Related Party Affiliate” means any of the Borrower’s Affiliates, constituents, or owners, or any guarantors of any of the Borrower’s obligations or any Affiliate of any of the foregoing.

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EXHIBIT B

MODIFICATIONS TO MULTIFAMILY LOAN AND SECURITY AGREEMENT

The following modifications are made to the text of the Agreement that precedes this Exhibit:

1.	Section 4.06 is deleted and replaced with the following:

4.06	Joint Meter Reserve. As a condition to making the Loan, Lender has required Borrower to establish the Joint Meter Reserve to serve as additional collateral for the Loan and to ensure that adequate funds are available for, among other things, payment of any water and sewer charges (“Joint Meter Charges”) due with respect to the joint water-sewer meter located at the Mortgaged Property (the “Joint Meter”), and allocable to the adjacent real property located at 200 East Debbie Lane, Mansfield, Texas 76063 (the “Adjacent Property”), which is owned by an affiliate of Borrower.

(a)	Deposit to Joint Meter Reserve. Borrower has established the Joint Meter Reserve as of the date of this Loan Agreement by making the Initial Deposit.

(b)	Fee Deducted From Joint Meter Reserve. Lender will be entitled to deduct the Investment Fee from the Joint Meter Reserve for establishing the Joint Meter Reserve.

(c)	Use of Joint Meter Reserve. Subject to the pledge and security interest, and other rights of Lender set forth in this Loan Agreement, the Joint Meter Reserve will be maintained for the purpose of assuring Lender that adequate funds are available for the payment of any Joint Meter Charges during the term of the Loan that are allocable to the Adjacent Property.

(d)	Disbursements From Joint Meter Reserve. In the event that the owner of the Adjacent Property does not timely pay to Borrower its proportionate share of any Joint Meter Charges, Lender may deduct funds from the Joint Meter Reserve in such amounts as Lender determines are necessary to pay any Joint Meter Charges that are allocable to the Adjacent Property. If the funds in the Joint Meter Reserve are insufficient to cover such Joint Meter Charges, Borrower must pay all additional amounts required in connection with such Joint Meter Charges from Borrower’s own funds.

(e)	Adjustments to Joint Meter Reserve. Lender reserves the right to adjust the amount required to be maintained in the Joint Meter Reserve to account for any increases in the water and sewer charges that are applicable to the Adjacent Property.

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(f)	Replenishment of Joint Meter Reserve. Following any disbursement from the Joint Meter Reserve, Borrower will be required to replenish the Joint Meter Reserve by depositing additional cash in an amount necessary to return the balance thereof to the amount of the Initial Deposit (as such amount may be adjusted pursuant to subsection (e) above), not more than thirty (30) days following such disbursement.

(g)	Release of Joint Meter Reserve. If not sooner terminated by written agreement of Borrower and Lender, the Lender will return any funds in the Joint Meter Reserve to Borrower within thirty (30) days after the first of the following to occur:

(i)	Payment in full of the Indebtedness.

(ii)	Delivery of satisfactory evidence to Lender that (A) the owner of the Adjacent Property has established a separate and direct account with the City of Mansfield or other applicable municipality or utility for water and sewer services on the Adjacent Property, (B) Borrower is not responsible for the payment of any fees or expenses for water and sewer services in connection with the Adjacent Property, and (C) no Event of Default has occurred and is continuing under the Loan.

B.  The following definitions are added to Article XII:

“Adjacent Property” shall have the meaning set forth in Section 4.06 of this Loan Agreement.

“Joint Meter” shall have the meaning set forth in Section 4.06 of this Loan Agreement.

“Joint Meter Charges” shall have the meaning set forth in Section 4.06 of this Loan Agreement.

“Joint Meter Reserve” means the total of (i) the Initial Deposit, and (ii) any other deposits required to replenish the Joint Meter Reserve as described in Section 4.06 of this Loan Agreement.

“Initial Deposit” means the amount of $16,280.00 deposited into escrow with Lender as of the date of this Loan Agreement, in the form of cash.

2.	Section 6.07(b)(i)(C) is modified as follows:

(C)	A statement of ~~changes in financial position~~ cash flows of Borrower relating to the Mortgaged Property for that fiscal quarter or other similar statement conforming to GAAP approved in writing by Lender and, when requested by Lender, a balance sheet showing all assets and liabilities of Borrower relating to the Mortgaged Property as of the end of that fiscal quarter.

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3.	Section 6.07(b)(ii)(B) is modified as follows:

(B)	A statement of ~~changes in financial position~~ cash flows of Borrower relating to the Mortgaged Property for that fiscal year or other similar statement conforming to GAAP approved in writing by Lender.

4.	Section 7.01 is modified by adding the following additional subsection (j):

(j)	The Transfer of shares of common stock in CNL Healthcare Properties, Inc. (the “REIT”) and the issuance by the REIT of common stock, convertible debt, equity or other similar securities (“Securities”) and the subsequent Transfer of such securities, provided that, following any such Transfer: i) no one person or entity owns a beneficial ownership greater than 10.0% of the REIT, ii) no one person or entity owns shares of voting securities in the REIT sufficient to have the power to elect the majority of the directors of the REIT, and (iii) the REIT continues to qualify as a Real Estate Investment Trust pursuant to Sections 856 et seq. of the Internal Revenue Code.

5.	Section 6.13(c) of the Loan Agreement is modified as follows:

(c)	Single Purpose Entity Requirements – Operating Tenant. Until the Indebtedness is paid in full, each Operating Tenant will remain a “Single Purpose Entity,” which means at all times since its formation and thereafter it will satisfy each of the following conditions:

(i)	It will not engage in any business or activity, other than the leasing, operation and maintenance of the Mortgaged Property and activities incidental thereto.

(ii)	It will not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Collateral Property (as defined in the Security, Assignment and Subordination Agreement for Operating Lease and Assignment of Leases and Rents and fixture Filing – Seniors Housing by and among the Operating Tenant, Lender and Borrower) and such Personalty as may be necessary for the operation of the Mortgaged Property and will conduct and operate its business as presently conducted and operated.

(iii)	It will preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and will do all things necessary to observe organizational formalities.

(iv)	It will not merge or consolidate with any other Person.

(v)

It will not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers

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permitted under this Loan Agreement; issue additional partnership, membership or other equity interests, as applicable, or seek to accomplish any of the foregoing.

(vi)	It will not, without the prior unanimous written consent of all of Operating Tenant’s partners, members, or shareholders, as applicable, and, if applicable, the prior unanimous written consent of 100% of the members of the board of directors or of the board of Managers of Operating Tenant, take any of the following actions:

(A)	File any insolvency, or reorganization case or proceeding, to institute proceedings to have Operating Tenant be adjudicated bankrupt or insolvent.

(B)	Institute proceedings under any applicable insolvency law.

(C)	Seek any relief under any law relating to relief from debts or the protection of debtors.

(D)	Consent to the filing or institution of bankruptcy or insolvency proceedings against Operating Tenant.

(E)	File a petition seeking, or consent to, reorganization or relief with respect to Operating Tenant under any applicable federal or state law relating to bankruptcy or insolvency.

(F)	Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for Operating Tenant or a substantial part of its property.

(G)	Make any assignment for the benefit of creditors of Operating Tenant.

(H)	Admit in writing Operating Tenant’s inability to pay its debts generally as they become due.

(I)	Take action in furtherance of any of the foregoing.

(vii)	It will not amend or restate its organizational documents if such change would cause the provisions set forth in those organizational documents not to comply with the requirements set forth in this Section 6.13.

(viii)	It will not own any subsidiary or make any investment in, any other Person.

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(ix)	It will not commingle its assets with the assets of any other Person and will hold all of its assets in its own name.

(x)	It will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than, customary unsecured trade payables incurred in the ordinary course of operating the Mortgaged Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of 2% of the original principal amount of the Indebtedness and are paid within 60 days of the date incurred.

(xi)	It will maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and will not list its assets as assets on the financial statement of any other Person; provided, however, that Operating Tenant’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation will be made on such consolidated financial statements to indicate the separateness of Operating Tenant from such Affiliate and to indicate that Operating Tenant’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets will also be listed on Operating Tenant’s own separate balance sheet.

(xii)	Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents, it will only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of Operating Tenant or any Guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties.

(xiii)	It will not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(xiv)	It will not assume or guaranty the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person.

(xv)	It will not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

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(xvi)	It will file its own tax returns separate from those of any other Person, except to the extent that Operating Tenant is required to file a consolidated tax return under applicable law, and Operating Tenant will pay any taxes required to be paid by it under applicable law; provided, however, that any consolidated returns will contain a schedule showing each consolidated entity’s taxable income.

(xvii)	It will hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, will correct any known misunderstanding regarding its separate identity and will not identify itself or any of its Affiliates as a division or department of any other Person.

(xviii)	It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and will pay its debts and liabilities from its own assets as the same become due.

(xix)	It will allocate fairly and reasonably shared expenses with Affiliates (including shared office space) and use separate stationery, invoices and checks bearing its own name.

(xx)	It will pay (or cause the Property Manager to pay on behalf of Operating Tenant from Operating Tenant’s funds) its own liabilities (including salaries of its own employees) from its own funds.

(xxi)	It will not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable.

(xxii)	Except as contemplated or permitted by the property management agreement with respect to the Property Manager or any operating lease or operating agreement with respect to the Facility, it will not permit any Affiliate or constituent party independent access to its bank accounts.

(xxiii)	It will maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds.

(xxiv)	If such entity is a single member limited liability company, such entity will satisfy each of the following conditions:

(A)	Be formed and organized under Delaware law.

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(B)	Have either one springing member that is a corporation whose stock is 100% owned by the sole member of Operating Tenant and that satisfies the requirements for a corporate springing member set forth below in this Section or two springing members who are natural persons.

(C)	Otherwise comply with all Rating Agencies criteria for single member limited liability companies (including the delivery of Delaware single member limited liability company opinions acceptable in all respects to Lender and to the Rating Agencies). If the springing member is a corporation, such springing member will at all times comply, and will cause Operating Tenant to comply, with each of the representations, warranties and covenants contained in Section 6.13 as if such representation, warranty or covenant were made directly by such corporation. If there is more than one springing member, only one springing member will be the sole member of Operating Tenant at any one time, and the second springing member will become the sole member only upon the first springing member ceasing to be a member.

(D)	At all times Operating Tenant will have one and only one member.

(xxv)	If such entity is a single member limited liability company that is board-managed, such entity will have a board of Managers separate from that of Guarantor and any other Person and will cause its board of Managers to keep minutes of board meetings and actions and observe all other Delaware limited liability company required formalities.

(xxvi)	If an SPE Equity Owner is required pursuant to this Loan Agreement, if Borrower is (A) a limited liability company with more than one member, then Borrower has and will have at least one member that is an SPE Equity Owner that has satisfied and will satisfy the requirements of Section 6.13(b) and such member is its managing member, or (B) a limited partnership, then all of its general partners are SPE Equity Owners that have satisfied and will satisfy the requirements set forth in Section 6.13(b).

(d)	Effect of Transfer on Special Purpose Entity Requirements. Notwithstanding anything to the contrary in this Loan Agreement, no Transfer will be permitted under Article VII unless the provisions of this Section 6.13 are satisfied at all times.

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6.	Section 9.01(c) of the Loan Agreement is modified as follows:

(c)	Borrower, Operating Tenant or any SPE Equity Owner fails to comply with the provisions of Section 6.13 or if any of the assumptions contained in any nonconsolidation opinions delivered to Lender at any time is or becomes untrue in any material respect.

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EXHIBIT H

ORGANIZATIONAL CHART OF BORROWER AS OF THE CLOSING DATE

[Intentionally Omitted]

EXHIBIT I

DESIGNATED ENTITIES FOR TRANSFERS AND GUARANTOR(S)

[Intentionally Omitted]

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